As filed with the Securities and Exchange Commission on February 7, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

SILICON LABORATORIES INC.

(Exact name of registrant as specified in its charter)

Delaware	74-2793174
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 W. CESAR CHAVEZ

AUSTIN, TEXAS 78701

 (Address of principal executive offices) (Zip Code)

SILICON LABORATORIES INC.

2000 STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED MARCH 8, 2001

EMPLOYEE STOCK PURCHASE PLAN

(Full title of the Plan(s))

NECIP SAYINER

CHIEF EXECUTIVE OFFICER AND PRESIDENT

SILICON LABORATORIES INC.

400 W. CESAR CHAVEZ

AUSTIN, TEXAS 78701

 (Name and address of agent for service)

(512) 416-8500

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
2000 Stock Incentive Plan, as amended and restated March 8, 2001 Common Stock, $0.0001 par value	2,645,680	$31.09	$82,254,191.20	$3,232.59
Employee Stock Purchase Plan Common Stock, $0.0001 par value	250,000	$31.09	$7,772,500.00	$305.46
Aggregate Registration Fee: $3,538.05

(1)          This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Silicon Laboratories Inc. 2000 Stock Incentive Plan, as amended and restated March 8, 2001, and Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s Common Stock.

(2)   Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended.  As to shares under the 2000 Stock Incentive Plan and the Employee Stock Purchase Plan, the price is based on the average of the high and low selling price per share of Registrant’s Common Stock on January 31,2008 as reported by the Nasdaq Global Select Market.

PART II

Information Required in the Registration Statement

Item 3.    Incorporation of Documents by Reference

Silicon Laboratories Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)                                  The Registrant’s latest Annual Report on Form 10-K containing audited financial statements for the fiscal year ended December 29, 2007, filed with the Commission on February 7, 2008.

(b)                                 All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(c)                                  The Registrant’s Registration Statement No. 000-29823 on Form 8-A filed with the Commission on March 7, 2000 pursuant to Section 12 of the 1934 Act, in which there is described the terms, rights and provisions applicable to the Registrant’s outstanding Common Stock.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities

The class of securities to be offered is registered under Section 12 of the 1934 Act.

Item 5.    Interests of Named Experts and Counsel

The validity of the shares of Common Stock to be offered hereunder has been passed upon for the Registrant by DLA Piper US LLP (“DLA”).  As of February 7, 2008, certain attorneys of DLA (directly and indirectly) owned approximately 3,000 shares of the Common Stock of the Registrant.

Item 6.    Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of the Registrant may and, in some cases, must be indemnified by the Registrant against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses  (including attorneys’ fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the Registrant, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had no reasonable cause to believe his conduct was unlawful.

The Registrant’s certificate of incorporation provides that no director shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.  The Registrant’s bylaws require it to indemnify its directors and executive officers to the fullest extent permitted by Delaware law. The Registrant has entered into indemnification agreements with all of its directors and executive officers and has purchased directors’ and officers’ liability insurance.

Reference is made to the underwriting agreement filed as Exhibit 1.1 to Registrant’s Registration Statement No. 333-94853, pursuant to which the underwriters have agreed to indemnify the Registrant’s officers and directors against certain liabilities under the Securities Act.

Item 7.    Exemption from Registration Claimed

Not applicable.

Item 8.    Exhibits

Number	Exhibit

4	Instruments Defining Rights of Stockholders. Reference is made to Registrant’s Registration Statement No. 000-29823 on Form 8-A which is incorporated herein by reference pursuant to Item 3(c).
5	Opinion and consent of DLA Piper US LLP.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of DLA Piper US LLP is contained in Exhibit 5.
24	Power of Attorney. Reference is made to page II-3 of this Registration Statement.
99.1*	Silicon Laboratories Inc. 2000 Stock Incentive Plan, as amended and restated March 8, 2001.
99.2**	Silicon Laboratories Inc. Employee Stock Purchase Plan.

* Exhibit 99.1 is incorporated herein by reference to Exhibit 99.1 to Registrant’s Registration Statement No. 333-60794 on Form S-8 filed with the Commission on May 11, 2001.

** Exhibit 99.2 is incorporated herein by reference to Exhibit 99.2 to Registrant’s Registration Statement No. 333-39528 on Form S-8 filed with the Commission on June 16, 2000.

Item 9.  Undertakings.

A.            The undersigned Registrant hereby undertakes:  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 Act, as amended (the “1933 Act”), (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant’s 2000 Stock Incentive Plan, as amended and restated March 8, 2001, and Employee Stock Purchase Plan.

B.            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on this 5th day of February, 2008.

SILICON LABORATORIES INC.

By:	/s/ Necip Sayiner
Necip Sayiner
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of Silicon Laboratories Inc., a Delaware corporation, do hereby constitute and appoint Necip Sayiner and William G. Bock, and each of them, the lawful attorneys-in-fact and agents with full power of substitution, each with power to act alone, and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement.  Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.  This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on February 5, 2008.

Signature	Title

/s/ Navdeep S. Sooch	Chairman of the Board
Navdeep S. Sooch

/s/ Necip Sayiner	Chief Executive Officer, President and Director
Necip Sayiner	(Principal Executive Officer)

/s/ William G. Bock	Senior Vice President and Chief Financial Officer
William G. Bock	(Principal Financial Officer)

/s/ Paul V. Walsh, Jr.	Vice President
Paul V. Walsh, Jr.	(Principal Accounting Officer)

/s/ David R. Welland	Director
David R. Welland

/s/ Harvey B. Cash	Director
Harvey B. Cash

/s/ Nelson C. Chan	Director
Nelson C. Chan

/s/ Robert Ted Enloe, III	Director
Robert Ted Enloe, III

/s/ Kristen M. Onken	Director
Kristen M. Onken

/s/ Laurence G. Walker	Director
Laurence G. Walker

/s/ William P. Wood	Director
William P. Wood

EXHIBIT INDEX

Number	Exhibit

4	Instruments Defining Rights of Stockholders. Reference is made to Registrant’s Registration Statement No. 000-29823 on Form 8-A which is incorporated herein by reference pursuant to Item 3(c).
5	Opinion and consent of DLA Piper US LLP.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of DLA Piper US LLP is contained in Exhibit 5.
24	Power of Attorney. Reference is made to page II-3 of this Registration Statement.
99.1*	Silicon Laboratories Inc. 2000 Stock Incentive Plan, as amended and restated March 8, 2001.
99.2**	Silicon Laboratories Inc. Employee Stock Purchase Plan.

* Exhibit 99.1 is incorporated herein by reference to Exhibits 99.1 to Registrant’s Registration Statement No. 333-60794 on Form S-8 filed with the SEC on May 11, 2001.

** Exhibit 99.2 is incorporated herein by reference to Exhibits 99.2 to Registrant’s Registration Statement No. 333-39528 on Form S-8 filed with the SEC on June 16, 2000.